Exhibit 3.1

FORM NO. 2

BERMUDA

THE COMPANIES ACT 1981

MEMORANDUM OF ASSOCIATION OF

COMPANY LIMITED BY SHARES

(Section 7(1) and (2))

ALTERED MEMORANDUM OF ASSOCIATION

OF

Platinum Underwriters Holdings, Ltd.

(hereinafter referred to as “the Company”)

1.	The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.

2.	We, the undersigned, namely,

NAME	ADDRESS	BERMUDIAN STATUS (Yes/No)	NATIONALITY	NUMBER OF SHARES SUBSCRIBED

Dawn C. Griffiths	Clarendon House	Yes	British	One
2 Church Street
Hamilton HM 11
Bermuda

Anthony D. Whaley	”	Yes	British	One

James M. Macdonald	”	Yes	British	One

do hereby respectively agree to take such number of shares of the Company as may be allotted to us respectively by the provisional directors of the Company, not exceeding the number of shares for which we have respectively subscribed, and to satisfy such calls as may be made by the directors, provisional directors or promoters of the Company in respect of the shares allotted to us respectively.

	3.	The Company is to be an exempted Company as defined by the Companies Act 1981.

	4.	The Company, with the consent of the Minister of Finance, has power to hold land situate in Bermuda not exceeding in all, including the following parcels:-

N/A

Amended 2/3/15	5.	The authorised share capital of the Company is US$12,000100 divided into shares of 2/3/15 US$1.00 each. The minimum subscribed share capital of the Company is US$12,000.

Amended 2/3/15	6.	The objects for which the Company is formed and incorporated are -

		1.	to carry on all and or any functions of a holding company;

		2.	to create, enter into, undertake, procure, arrange for, acquire by purchase or otherwise, hold, sell or otherwise dispose of, trade and or otherwise deal in, whether on a speculative basis or otherwise, all and or any kind of (including without limitation all and or any combinations of) (a) instrument or contract to pay or not to pay a sum of money or render money’s worth on the happening of event or events, specified date or dates or the expiration of period or periods of time or activity, (b) derivative instrument or contract, and (c) instrument or contract structured or intended as, or having, the purpose or intended purpose of securing a profit or avoiding a loss (i) by reference to fluctuations in the value or price of property of any description, or in an index, or other factor or factors, specified for that purpose in the instrument or contract, or (ii) based on the happening of particular event or events, specified date or dates or expiration of period or periods of time or activity specified for that purpose in the instrument or contract, and including, without limitation of the foregoing, all and or any kind of (including without limitation all and or any combinations of) option, swap option contract, bond, warrant, debenture, equity, forward exchange contract, forward rate contract, future, hedge, security, note, certificate of deposit, unit, guarantee and or financial instrument;

		3.	packaging of goods of all kinds;

		4.	buying, selling and dealing in goods of all kinds;

		5.	designing and manufacturing of goods of all kinds;

		6.	mining and quarrying and exploration for metals, minerals, fossil fuel and precious stones of all kinds and their preparation for sale or use;

		7.	exploring for, the drilling for, the moving, transporting and refining petroleum and hydro carbon products including oil and oil products;

	8.	scientific research including the improvement discovery and development of processes, inventions, patents and designs and the construction, maintenance and operation of laboratories and research centres;

	9.	land, sea and air undertakings including the land, ship and air carriage of passengers, mails and goods of all kinds;

	10.	ships and aircraft owners, managers, operators, agents, builders and repairers;

	11.	acquiring, owning, selling, chartering, repairing or dealing in ships and aircraft;

	12.	travel agents, freight contractors and forwarding agents;

	13.	dock owners, wharfingers, warehousemen;

	14.	ship chandlers and dealing in rope, canvas oil and ship stores of all kinds;

	15.	all forms of engineering;

	16.	farmers, livestock breeders and keepers, graziers, butchers, tanners and processors of and dealers in all kinds of live and dead stock, wool, hides, tallow, grain, vegetables and other produce;

	17.	acquiring by purchase or otherwise and holding as an investment inventions, patents, trade marks, trade names, trade secrets, designs and the like;

	18.	buying, selling, hiring, letting and dealing in conveyances of any sort;

	19.	employing, providing, hiring out and acting as agent for artists, actors, entertainers of all sorts, authors, composers, producers, directors, engineers and experts or specialists of any kind;

	20.	to create or acquire by purchase or otherwise and hold, sell, dispose of and deal in real property situated outside Bermuda and in personal property of all kinds wheresoever situated; and

	21.	to enter into any guarantee, contract of indemnity or suretyship and to assure, support or secure with or without consideration or benefit the performance of any obligations of any person or persons and to guarantee the fidelity of individuals filling or about to fill situations of trust or confidence.

6.	The objects for which the Company is formed and incorporated are unrestricted.

Amended 2/3/15	7.	Powers of the Company

	1.	The Company shall, pursuant to Section 42 of the Companies Act 1981, but subject to restrictions, if any, that may be provided in the Bye-laws of the Company from time to time, have the power to issue preference shares which are, at the option of the holder, liable to be redeemed.

	2.	The Company shall, pursuant to Section 42A of the Companies Act 1981, but subject to restrictions, if any, that may be provided in the Bye-laws of the Company from time to time, have the power to purchase its own shares.

The following are provisions regarding the powers of the Company:

		(i)	has the powers of a natural person;

		(ii)	subject to the provisions of Section 42 of the Companies Act 1981, has the power to issue preference shares which at the option of the holders thereof are to be liable to be redeemed;

		(iii)	has the power to purchase its own shares in accordance with the provisions of Section 42A of the Companies Act 1981; and

		(iv)	has the power to acquire its own shares to be held as treasury shares in accordance with the provisions of Section 42B of the Companies Act 1981.